UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
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Vanguard Natural Resources, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VANGUARD NATURAL RESOURCES, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057
NOTICE OF ANNUAL MEETING OF UNITHOLDERS
TO BE HELD ON June 5, 2014
Dear Unitholder:
You are cordially invited to attend the 2014 Annual Meeting of Unitholders (the “Annual Meeting”) of Vanguard Natural Resources, LLC, a Delaware limited liability company (“Vanguard”), which will be held on June 5, 2014 at 10:30 a.m. Central time at the headquarters office of Vanguard Natural Resources, LLC, 5847 San Felipe, Suite 3000, Houston, Texas 77057. The annual meeting will be held for the following purposes:
1. To elect five directors to Vanguard’s Board of Directors to serve until the 2015 Annual Meeting of Unitholders;
2. To approve on a non-binding, advisory basis executive compensation.
3. To ratify the appointment of BDO USA, LLP as independent auditor of Vanguard for the fiscal year ending December 31, 2014; and
4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the meeting.
Additional information regarding the Annual Meeting is set forth in the attached Proxy Statement.
Only Unitholders of record at the close of business on April 4, 2014 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponement thereof. A list of our Unitholders will be available for examination at the Annual Meeting and at Vanguard’s Houston office at least ten days prior to the Annual Meeting.
Beginning on or about April 17, 2014, we mailed a Notice of Internet Availability of Proxy Materials to our Unitholders containing instructions on how to access the Proxy Statement and vote online and made our proxy materials available to our Unitholders over the internet. The notice also provides instruction on how to request a paper copy of these documents if you desire.
By Order of the Board of Directors,

/s/ Richard A. Robert
Richard A. Robert
Executive Vice President, Chief Financial
Officer and Secretary
Houston, Texas
April 17, 2014

Your vote is important. Whether or not you plan to attend the meeting, please authorize your proxy or direct your vote by following the instructions on each of your voting options described in the attached Proxy Statement and the Notice of Internet Availability of Proxy Materials you received in the mail. Alternatively, if you received printed proxy materials, you may vote your units by internet, telephone or mail pursuant to the instructions included on the proxy card. If you mail the proxy or voting instruction card, no postage is required if mailed in the United States. If you attend the meeting and so desire, you may withdraw your proxy and vote in person.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF UNITHOLDERS TO BE HELD ON June 5, 2014. The notice of Annual Meeting and Proxy Statement and 2013 Annual Report to Unitholders are available on the internet at www.proxyvote.com.
TABLE OF CONTENTS

QUESTIONS & ANSWERS ON VOTING PROCEDURES	2
MATTERS YOU ARE VOTING ON	5
Proposal No. 1: Election of Directors	5
Proposal No. 2: Advisory Vote to Approve Executive Compensation	5
Proposal No. 3: Ratification of BDO USA, LLP as Independent Registered Public Accounting Firm for 2014	5
Other Business Matters	5
PROPOSAL NO. 1: ELECTION OF DIRECTORS	6
Director Nominees	6
Vote Required; Recommendation of the Board of Directors	7
Determination of Independence	7
Corporate Governance	8
Board Leadership Structure and Role in Risk Oversight	8
Committees of the Board of Directors	9
Section 16(a) Beneficial Ownership Reporting Compliance	10
Nominations for Director	10
Unitholder Communications	11
Compensation and Indemnification of Directors	11
Compensation Committee Interlocks and Insider Participation	11
Related Person Transactions	11
Report of the Audit Committee	11
EXECUTIVE OFFICERS	13
EXECUTIVE COMPENSATION	13
Compensation Discussion and Analysis	13
2013 Executive Compensation Components	17
Risk Considerations in our Overall Compensation Program	22
Tax and Accounting Implications	22
Compensation-Related Governance Practices	23
Report of the Compensation Committee	23
2013 Summary Compensation Table	23
Grants of Plan Based Awards	24

i

Outstanding Equity Awards at December 31, 2013	25
Pension Benefits	27
Non-Qualified Deferred Compensation	27
Potential Payments upon Termination or Change in Control	27
Non-Competition Provisions	30
Director Compensation	31
2013 Director Summary Compensation Table	32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	33
PROPOSAL NO. 2: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	34
PROPOSAL NO. 3: RATIFICATION OF BDO USA, LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014	35
Vote Required; Recommendation of the Board of Directors	35
Audit Committee Pre-Approval Policies and Practices	35
SUBMISSION OF UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR NEXT YEAR	36
Proposals for 2015 Annual Meeting	36
Nominations for 2015 Annual Meeting and for Any Special Meeting	36
2013 Annual Report	37

ii

VANGUARD NATURAL RESOURCES, LLC
PROXY STATEMENT
This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Vanguard Natural Resources, LLC for use at our Annual Meeting of Unitholders.
2014 ANNUAL MEETING DATE AND LOCATION
The Annual Meeting will be held at Vanguard Natural Resources, LLC, 5847 San Felipe, Suite 3000, Houston, Texas 77057, on June 5, 2014, at 10:30 a.m. Central time, or at such other time and place to which the meeting may be adjourned. References in this Proxy Statement to the Annual Meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.
DELIVERY OF PROXY MATERIALS
On or about April 17, 2014, we mailed a Notice of Internet Availability of Proxy Materials to our Unitholders containing instructions on how to access the proxy materials and vote online. We made these proxy materials available to you over the internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting.
Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
At the time we begin mailing our Notice of Internet Availability of Proxy Materials, we will also first make available on the internet at www.proxyvote.com the following materials relating to our meeting: the Notice of Annual Meeting and Proxy Statement and our 2013 Annual Report to Unitholders. Any Unitholder may also request a printed copy of these materials by any of the following methods:

•	internet at www.proxyvote.com,

•	e-mail at sendmaterial@proxyvote.com, or

•	telephone at 1-800-579-1639
Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), our 2013 Annual Report to Unitholders, which includes our audited consolidated financial statements, is not considered a part of, or incorporated by reference in, the proxy solicitation materials.

QUESTIONS & ANSWERS ON VOTING PROCEDURES
Who is entitled to vote at the Annual Meeting, and how many votes do they have?
Holders of record of our units (including common units and Class B units) who owned units as of the close of business on April 4, 2014 may vote at the meeting. Each unit has one vote. There were 80,322,914 units outstanding on that date.
When were the enclosed solicitation materials first given to Unitholders?
The enclosed 2013 Annual Report, together with the Notice of Annual Meeting and Proxy Statement, were first made available on the internet at www.proxyvote.com on April 17, 2014.
What is a quorum of Unitholders?
Our common units are currently traded on The NASDAQ Global Select Market (“NASDAQ”). Under the NASDAQ listing rules, a quorum is the presence at the Annual Meeting in person or by proxy of Unitholders entitled to cast 33 1/3% of all votes entitled to be cast. Since there were 80,322,914 units outstanding on April 4, 2014, the presence of holders of 26,747,530 units is a quorum. We must have a quorum to conduct the meeting. How many votes does it take to pass each matter?
If a quorum of Unitholders is present at the meeting, we need:

•	a plurality of all the votes cast to elect each director nominee;

•	a majority of all the votes cast to approve the advisory vote on executive compensation; and

•	a majority of all the votes cast to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm.
How are abstentions and broker non-votes treated?
Abstentions and broker non-votes count for purposes of determining the presence of a quorum. For all matters, abstentions and broker non-votes will not have any effect on the result of the vote.
How do I vote?
Unitholders of Record: Unitholders of record may vote their units or submit a proxy to have their units voted by one of the following methods:

•
By Internet. You may submit a proxy electronically on the internet by following the instructions provided in the Notice of Availability of Proxy Materials. Please have the Notice of Availability of Proxy Materials in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. Central time on June 4, 2014.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

•
By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m. Central time on June 4, 2014.

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.
Street Name Unitholders: Street name Unitholders may generally vote their units or submit a proxy to have their units voted by one of the following methods:

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

•
By Methods Listed on Proxy Card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the internet, following the instructions on the proxy card or other information provided by the record holder.

•
In Person with a Proxy from the Record Holder. You may vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

If my units are held in “street name” by my broker, will my broker vote my units for me?
If your units are held in a brokerage account, you will receive a full meeting package including a voting instructions form to vote your units. Your brokerage firm may permit you to provide voting instructions by telephone or by the internet. Brokerage firms have the authority under rules to vote their clients’ unvoted units on certain matters such as the ratification of the independent registered public accounting firm. As a result, if you do not vote on Proposal No. 3, your brokerage firm may choose to vote for you or leave your units unvoted. The matters covered by Proposals No. 1 and 2 require the vote of the actual unitholder and cannot be completed by your broker. We urge you to respond to your brokerage firm so that your vote will be cast in accordance with your instructions.
If I own Preferred Units am I able to vote those units?
No. Unitholders of the Preferred Units do not have voting rights at this time.
How will my proxy vote my units?
If you properly submit your proxy and voting instructions by mail, telephone or internet, as applicable, your units will be voted as you direct. If you submit your proxy by mail, telephone or internet, as applicable, but do not specify how you want your units voted, they will be voted as recommended by the Board of Directors. Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the meeting, including to adjourn the meeting.
Can I vote by proxy even if I plan to attend the Annual Meeting?
Yes. If you vote by proxy and decide to attend the Annual Meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.
Can I vote by proxy or change my vote?
Yes. If you are a Unitholder of record, you can revoke your proxy or change your vote at any time before your proxy is exercised by:

•
submitting written notice to our Secretary at Vanguard Natural Resources, LLC, 5847 San Felipe, Suite 3000, Houston, Texas 77057 no later than June 4, 2014 that you are revoking your proxy or changing your vote;

•	submitting another proxy with new voting instructions by telephone or the internet voting system; or

•	attending the meeting and voting your units in person.
If you are a street name Unitholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.
Who is soliciting my proxy, how is it being solicited, and who pays the cost?
We will pay the expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. American Stock Transfer and Trust Company, LLC (“AST”), as part of its duties as our registrar and transfer agent, mails our proxy solicitation materials to certain of our unitholders. Fees for this service are included in the annual fee we pay to AST for its services as registrar and transfer agent, provided, however, we are obligated to pay AST out-of-pocket expenses of approximately $1,000. Our directors, officers and employees may also solicit proxies in person or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We are required to request that brokers, banks and other nominees that hold our common units in their names furnish our proxy materials to the beneficial owners of the units, and we must reimburse these brokers, banks and other nominees for the expenses of doing so, in accordance with statutory fee schedules.
The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding notice and are discussed below more fully.

MATTERS YOU ARE VOTING ON
Proposal No. 1: Election of Directors
The Board of Directors currently consists of four directors who are elected by the Unitholders. The Board of Directors conducted a director search in 2013 to appoint a replacement director for the fifth director seat after former director, Mr. John McGoldrick, resigned at the 2013 Annual Meeting. After conducting a thorough search and interviewing potential board candidates, the Board of Directors has nominated Mr. Richard A. Robert for the open Board of Director position. The other four current directors have also been nominated by the Board of Directors for election as directors at the 2014 Annual Meeting to serve until the 2015 Annual Meeting of Unitholders and until their respective successors are elected and qualified. Each of the nominated directors agrees to serve if elected. However, if for some reason one of them is unable to serve or for good cause will not serve, your proxies will vote for the election of another person nominated by the Board of Directors. Biographical information for each of the nominees and other information about them is presented beginning on page 6. The Board of Directors recommends a vote “FOR” each director nominee.
Proposal No. 2: Advisory Vote on Executive Compensation
Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we provide our Unitholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement according to the compensation disclosure rules of the SEC. Please read “Executive Compensation” for details regarding the compensation of our named executive officers beginning on page 14. See also Proposal No. 2 on page 36. The Board of Directors recommends a vote “FOR” this proposal.

Proposal No. 3: Ratification of BDO USA, LLP as Independent Registered Public Accounting Firm for 2014
This proposal is to ratify our appointment of BDO USA, LLP as our independent registered public accounting firm for 2014. See Proposal No. 3 on page 37. The Board of Directors recommends a vote “FOR” this proposal.
Other Business Matters
The Board of Directors is not aware of any other business for the annual meeting. However:

•	if any of the persons nominated to serve as directors are unable to serve or for good cause will not serve and the Board of Directors designates a substitute nominee,

•	if any Unitholder's proposal is properly presented for action at the meeting, or

•	if any matters concerning the conduct of the meeting are presented for action, then Unitholders present at the meeting may vote on such items. If you are represented by proxy, your proxy will vote your units using his or her discretion.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Directors are elected each year at the Annual Meeting of Unitholders. The four of our current directors have been nominated to stand for re-election at the Annual Meeting. The Board of Directors conducted a director search in 2013 to appoint a replacement director for the fifth director seat after former director, Mr. John McGoldrick, resigned at the 2013 Annual Meeting. After conducting a thorough search and interviewing potential board candidates, the Board of Directors has nominated Mr. Richard A. Robert for the open Board of Director position. We encourage our director nominees to attend our annual meetings to provide an opportunity for Unitholders to communicate directly with directors about issues affecting our company. We anticipate that all director nominees will attend the Annual Meeting.
At the Annual Meeting, our Unitholders will consider and act upon a proposal to elect five directors to our Board of Directors to serve until the 2015 Annual Meeting of Unitholders.
Each director nominee brings a strong and unique background and set of skills to the Board of Directors, giving the Board of Directors as a whole the competence and experience to effectively and efficiently manage and direct the Company. Information concerning the five director nominees is set forth below.
Director Nominees

Name	Age	Position with Our Company	Director Since
Scott W. Smith	56	President, Chief Executive Officer and Director	2008
Richard A. Robert	48	Executive Vice President, Chief Financial Officer and Secretary
W. Richard Anderson	60	Independent Director and Chairman	2007
Loren Singletary	66	Independent Director	2008
Bruce W. McCullough	65	Independent Director	2008
Scott W. Smith is our President, Chief Executive Officer and Director and has served as President and Chief Executive Officer since October 2006 and as Director since March 2008. Prior to joining us, from July 2004 to October 2006, Mr. Smith served as the President of Ensource Energy Company, LLC during its tender offer for the units of the Eastern American Natural Gas Trust (NYSE: NGT). He has over 30 years of experience in the energy industry, primarily in business development, marketing, and acquisition and divestiture of producing assets and exploration/exploitation projects in the energy sector. Mr. Smith’s experience includes evaluating, structuring, negotiating and managing business and investment opportunities, including energy investments similar to our targeted investments totaling approximately $400 million as both board member and principal investor in Wiser Investment Company LLC, the largest shareholder in The Wiser Oil Company (NYSE: WZR) until its sale to Forest Oil Corporation (NYSE: FST) in June of 2004. From June 2000 to June 2004, Mr. Smith served on the Board of Directors of The Wiser Oil Company. Mr. Smith was also a member of the executive committee of The Wiser Oil Company during this period. From January of 1998 to June of 1999, Mr. Smith was the co-manager of San Juan Partners, LLC, which established control of Burlington Resources Coal Seam Gas Royalty Trust (NYSE: BRU), which was subsequently sold to Dominion Resources, Inc. We believe that Mr. Smith’s extensive energy industry background, particularly the seven years he has spent serving as part of our executive management team, brings important experience and skill to the Board of Directors.
Richard A. Robert is our Executive Vice President, Chief Financial Officer and Secretary and has served as Executive Vice President and Chief Financial Officer since January 2007. Prior to joining us, Mr. Robert was involved in a number of entrepreneurial ventures and provided financial and strategic planning services to a variety of energy-related companies since 2003. He was Vice President of Finance for Enbridge US, Inc., a subsidiary of Enbridge Inc. (NYSE: ENB) a natural gas and oil pipeline company, after its acquisition of Midcoast Energy Resources, Inc. in 2001 where Mr. Robert was Chief Financial Officer and Treasurer. He held these positions from 1996 through 2002 and was responsible for acquisition and divestiture analysis, capital formation, taxation and strategic planning, accounting and risk management, and investor relations. Mr. Robert is a certified public accountant. We believe that Mr. Robert’s extensive energy industry and financial background, particularly the seven years he has spent serving as part of our executive management team, brings important experience and skill to the Board of Directors.
W. Richard Anderson is the Chairman of our Board of Directors and is currently the Chief Financial Officer and a Director of Eurasia Drilling Company, Limited GDR (LSE: EDCL), a provider of exploratory and development drilling and oil and gas field services to companies operating within the Russian Federation, Kazakhstan, and Caspian Sea region. Mr. Anderson has served in this capacity since June 2008. Between June 2007 and June 2008, Mr. Anderson served as an independent consultant to Prime Natural Resources Inc., a closely-held exploration and production company. Mr.

Anderson was previously the President, Chief Executive Officer and a director of Prime Natural Resources from January 1999 to June 2007. Prior to his employment at Prime Natural Resources, he was employed by Hein & Associates LLP, a certified public accounting firm, where he served as a partner from 1989 to January 1995 and as a managing partner from January 1995 until October 1998. Mr. Anderson also served on the board of directors of Transocean, Ltd. (NYSE: RIG) from November 2007 until June 2011 and the board of directors of Boots & Coots, Inc. (NYSE: WEL) from August 1999 until September of 2010. Within the last five years, Mr. Anderson also served on the Board of Directors of Calibre Energy, Inc. from August 2005 to March 2007. We believe that Mr. Anderson’s extensive energy industry and financial background and his experience serving as the chief financial officer of a public company bring important experience and skill to the Board of Directors.
Loren Singletary is a member of our Board of Directors and is currently Vice President Investor and Industry Relations for National Oilwell Varco (NYSE: NOV), an oilfield service company. Mr. Singletary has served in this capacity since November 2011 and has also served as National Oilwell Varco’s Vice President of Global Accounts from 2003 - 2009 and Vice President of Global Accounts and Investor Relations from January 2009 – November 2011. Prior to his current position, from 1998 to 2003, Mr. Singletary was the co-owner and President of LSI Interests, Ltd., an oilfield service company that was acquired by National Oilwell in 2003. In addition to his vast experience in the oilfield service sector, Mr. Singletary has also been involved in the upstream E&P sector, both onshore and offshore, as a private investor for the past 24 years. We believe that Mr. Singletary’s extensive energy industry background and his experience serving as an executive officer of a public company bring important experience and skill to the Board of Directors.
Bruce W. McCullough is a member of our Board of Directors and from 1986 to 2012 served as President and Chief Executive Officer of Huntington Energy Corp., an independent exploration and production company that had been involved in exploration and production activities in the Appalachian Basin, East Texas, Mid-Continent and the Gulf Coast. Prior to forming Huntington in 1986, Mr. McCullough held senior management positions with Pool Offshore, a Houston-based oil field service company. He has been a Registered Principal with a FINRA registered brokerage firm that was the underwriter for public and private oil and gas offerings and he continues to be licensed as a Registered Financial Consultant (RFC). We believe that Mr. McCullough’s extensive energy industry background and his experience serving as the chief executive officer of an exploration and production company along with his financial credentials bring important experience and skill to the Board of Directors.
Vote Required; Recommendation of the Board of Directors
Directors are elected by a plurality of the votes cast, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE FOR THE ELECTION OF EACH OF THE BOARD OF DIRECTORS’ DIRECTOR NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTORS’ NOMINEES.

Determination of Independence
A majority of our directors are required to be independent in accordance with NASDAQ listing standards. For a director to be considered independent, the Board of Directors must affirmatively determine that such director has no material relationship with us. When assessing the materiality of a director’s relationship with us, the Board of Directors considers the issue from both the standpoint of the director and from that of persons and organizations with whom or with which the director has an affiliation. The Board of Directors has adopted standards to assist it in determining if a director is independent. A director shall be deemed to have a material relationship with us and shall not be deemed to be an independent director if:

•	the director has been an employee, or an immediate family member of the director has been an executive officer, of us at any time during the past three years;

•
the director has received, or an immediate family member of the director has received, more than $120,000 in any twelve month period in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), at any time during the past three years;

•
the director has been affiliated with or employed by, or an immediate family member of the director has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of us at any time during the past three years;

•
the director has been employed, or an immediate family member of the director has been employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee at any time during the past three years; or

•
the director has been an executive officer or an employee, or an immediate family member of the director has been an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000, or 2% of such other company’s consolidated gross revenues, at any time during the past three years.

The Board of Directors has determined that each of Messrs. Anderson, Singletary and McCullough is independent under the NASDAQ listing standards. In addition, the audit, compensation and nominating and corporate governance committees are composed entirely of independent directors in accordance with NASDAQ listing standards, SEC requirements and other applicable laws, rules and regulations. There are no transactions, relationships or other arrangements between us and our independent directors that need to be considered under the NASDAQ listing standards in determining that such directors are independent.
Corporate Governance
During 2013, our Board of Directors held 4 regular and 2 special meetings. The standing committees of our Board of Directors held an aggregate of 14 meetings during this period. Each director attended 100% of the aggregate number of meetings of the Board of Directors and the committees on which he served.
As required by the NASDAQ corporate governance listing standards, Scott W. Smith, our President and Chief Executive Officer, will timely provide the annual certification to the NASDAQ, as applicable, that as of the date of the certification, he is not aware of any violation by Vanguard Natural Resources, LLC of the exchange’s corporate governance standards. Our Chief Executive Officer and Chief Financial Officer have each signed and filed the certifications under Section 302 of the Sarbanes-Oxley Act of 2002 with our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 28, 2014.
We maintain on our website, www.vnrllc.com, copies of the charters of each of the committees of the Board of Directors, as well as copies of our Corporate Governance Guidelines, Code of Ethics for Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Insider Trading Policy and Code of Business Conduct and Ethics. Copies of these documents are also available in print upon request of our Secretary. The Code of Business Conduct and Ethics provides guidance on a wide range of conduct, conflicts of interest and legal compliance issues for all of our directors, officers and employees, including the chief executive officer, chief financial officer and principal accounting officer. We will post any amendments to, or waivers of, the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer on our website.
Board Leadership Structure and Role in Risk Oversight
The Board of Directors has no policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer; Mr. Anderson, one of our independent directors, currently serves as Chairman of the Board of Directors. The Corporate Governance Guidelines adopted by our Board of Directors provide that the independent directors will meet in executive session after each regular meeting of the Board of Directors, or more frequently if necessary. As Chairman of the Board of Directors, Mr. Anderson serves as lead independent director and chairs any non-management executive sessions of the Board of Directors.
The management of enterprise level risk (“ELR”) may be defined as the process of identification, management and monitoring of events that present opportunities and risks with respect to creation of value for our Unitholders. The Board of Directors has delegated to management the primary responsibility for ELR management, while the Board of Directors has retained responsibility for oversight of management in that regard. Management will offer an enterprise-level risk assessment to the Board of Directors at least once every year.

Committees of the Board of Directors
Audit Committee. As described in the audit committee charter, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants to audit our financial statements, including assessing the independent auditor’s qualifications and independence, and establishes the scope of, and oversees, the annual audit. The committee also approves any other services provided by public accounting firms. The audit committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the Unitholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function. The audit committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial accounting, legal compliance and ethics that management and our Board of Directors established. In doing so, it is the responsibility of the audit committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and management of our company.
The Board of Directors has determined that the chairman of the audit committee is an “audit committee financial expert” as that term is defined in the applicable rules of the SEC. On November 4, 2011 the Board of Directors acknowledged a need to update committee membership and chairs and elected the following directors to serve on the audit committee with the update effective immediately: Mr. McCullough as Chairman, and Messrs. Singletary and McGoldrick as members of the audit committee. On April 22, 2013 the nominating and corporate governance committee unanimously approved that Mr. W. Richard Anderson would replace Mr. McGoldrick on the audit committee effective at the Annual Meeting on June 6, 2013. During 2013, the audit committee held four meetings.
The report of our audit committee appears under the heading “Report of the Audit Committee” on page 12.
Compensation Committee. As described in the compensation committee charter, the compensation committee establishes and reviews general policies related to our compensation and benefits. The compensation committee determines and approves, or makes recommendations to the Board of Directors with respect to, the compensation and benefits of our Board of Directors and executive officers and administers our Long Term Incentive Plan or “LTIP.” The primary purpose of the compensation committee is to assist our Board of Directors in fulfilling its duties relating to compensation matters. The fundamental responsibilities of the compensation committee are (i) to establish our goals, objectives and policies relevant to the compensation of senior management, and evaluate performance in light of those goals to determine compensation levels, (ii) to approve and administer our incentive compensation plans, (iii) to set compensation levels and make awards under incentive compensation plans that are consistent with our compensation principles and the performance of our company and its senior management and employees, and (iv) prepare and review appropriate disclosures relating to compensation.
On November 4, 2011 the Board of Directors acknowledged a need to update committee membership and chairs and elected the following directors to serve on the compensation committee with the update effective immediately: Mr. Singletary as Chairman, and Messrs. Anderson and McCullough as members of the compensation committee. During 2013, the compensation committee held eight meetings.
The report of our compensation committee appears under the heading “Report of the Compensation Committee” on page 25.
Conflicts Committee. Our Board of Directors has established a conflicts committee to review specific matters that the Board of Directors believes may involve conflicts of interest, including transactions with related persons or with our directors and executive officers. The conflicts committee determines if the resolution of the conflict of interest is fair and reasonable to the Company. Our limited liability company agreement provides that members of the conflicts committee may not be officers or employees of our company, or directors, officers or employees of any of our affiliates, and must meet the independence standards for service on an audit committee of a board of directors as established by NASDAQ and SEC rules. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to our company and approved by all of our Unitholders. However, the Board of Directors is not required by the terms of our limited liability company agreement to submit the resolution of a potential conflict of interest to the conflicts committee, and may itself resolve such conflict of interest if the Board of Directors determines that (i) the terms of the related person transaction are no less favorable to us than those generally being provided to or available from unrelated third parties or (ii) the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved. Any matters approved by the Board of Directors in this manner will be deemed approved by all of our Unitholders.

On November 4, 2011 the Board of Directors acknowledged a need to update committee membership and chairs and elected the following directors to serve on the conflicts committee with the update effective immediately: Mr. Anderson as Chairman, and Messrs. McCullough and McGoldrick as members of the conflicts committee. On April 22, 2013, the nominating and corporate governance committee unanimously approved that Mr. Singletary would replace Mr. McGoldrick on the conflicts committee effective at the Annual Meeting on June 6, 2013. During 2013, the conflicts committee did not hold any meetings.
Nominating and Corporate Governance Committee. As described in the nominating and governance committee charter, the nominating and governance committee nominates candidates to serve on our Board of Directors. The nominating and governance committee is also responsible for monitoring a process to review director, board and committee effectiveness, developing and implementing our corporate governance guidelines, committee members and committee chairpersons and otherwise taking a leadership role in shaping the corporate governance of our company.
On November 4, 2011, the Board of Directors acknowledged a need to update committee membership and chairs and elected the following directors to serve on the nominating and corporate governance committee with the update effective immediately: Mr. McGoldrick as Chairman, and Messrs. Anderson and Singletary as members of the nominating and corporate governance committee. On April 22, 2013, the nominating and corporate governance committee unanimously approved that Mr. Anderson would replace Mr. McGoldrick as chairman of the nominating and corporate governance committee and Mr. McCullough would be added as a member effective at the Annual Meeting on June 6, 2013. During 2013, the nominating and corporate governance committee held two meetings.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership of our equity securities and reports of changes in ownership of our equity securities with the SEC. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during 2013 all Section 16(a) reporting persons complied with all applicable filing requirements in a timely manner, except that (i) Mr. Pence filed a late Form 4 on January 24, 2013 regarding the acquisition of phantom units he received on May 15, 2012; (ii) each of Messrs. McGoldrick, McCullough, Singletary and Anderson filed a late Form 4 on January 28, 2013 regarding the acquisition of phantom units they received on January 11, 2013; (iii) Mr. Singletary filed a late Form 4 on April 1, 2013 regarding the acquisition of restricted units he received on February 29, 2012, (iv) each of Messrs. Robert, Smith and Pence filed a late Form 4 on April 17, 2014 regarding the conversion of phantom units they received on August 1, 2012 which settled in common units on July 17, 2013 and (v) each of Messrs. Robert and Smith filed an amended Form 4 on April 17, 2014 regarding the acquisition of restricted units they received on November 15, 2013.
Nominations for Director
The Board of Directors seeks diverse candidates who possess the background, skills and expertise to make a significant contribution to the Company. Annually, the nominating and corporate governance committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board of Directors, and recommends to the full Board of Directors the slate of director candidates to be nominated for election at the next Annual Meeting of Unitholders. The Board of Directors has adopted a policy whereby the nominating and corporate governance committee shall consider the recommendations of Unitholders with respect to candidates for election to the Board of Directors and the process and criteria for such candidates shall be the same as those currently used by us for director candidates recommended by the Board of Directors or management.
A Unitholder who wishes to recommend to the nominating and corporate governance committee a nominee for director for the 2015 Annual Meeting of Unitholders should submit the recommendation in writing to our Secretary at Vanguard Natural Resources, LLC, 5847 San Felipe, Suite 3000, Houston, Texas 77057 so it is received on or before January 17, 2015 but not earlier than December 18, 2014.
Our Corporate Governance Guidelines, a copy of which is maintained on our website, www.vnrllc.com, include the following criteria that are to be considered by the nominating and corporate governance committee and Board of Directors in considering candidates for nomination to the Board of Directors:

•	has the business and/or professional knowledge and experience applicable to us, our business and the goals and perspectives of our Unitholders;

•	is well regarded in the community, with a long-term, good reputation for highest ethical standards;

•	has good common sense and judgment;

•	has a positive record of accomplishment in present and prior positions;

•
contributes to the diversity of background, experience and competencies represented on the Board of Directors in a way that is likely to enhance the Board of Director’s ability to manage and direct the Company;

•	has an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and

•	has the time, energy, interest and willingness to become involved with us and our future.
Unitholder Communications
The Board of Directors has adopted a policy whereby any communications from our Unitholders to the Board of Directors shall be directed to our Secretary, who shall (i) determine whether any of such communications are significant, and promptly forward significant communications to the Board of Directors, and (ii) keep a record of all Unitholder communications that the Secretary deems not to be significant and report such communications to the Board of Directors on a periodic basis, but not less frequently than quarterly.
Any Unitholder who wishes to communicate to the Board of Directors may submit such communication in writing to our Secretary at Vanguard Natural Resources, LLC, 5847 San Felipe, Suite 3000, Houston, Texas 77057.
Compensation and Indemnification of Directors
Information regarding the compensation provided to our non-employee directors is presented in “Director Compensation” beginning on page 33.
Each director is fully indemnified by us for actions associated with being a member of our Board of Directors to the extent permitted under Delaware law and as provided in our limited liability company agreement. We also carry director and officer liability coverage designed to insure our directors and officers, and directors and officers of our subsidiaries, against certain liabilities incurred by them in the performance of their duties. Additionally, in August 2008 we entered into an indemnification agreement with each of our current Board members, a form of which is included as Exhibit 10.32 of our Quarterly Report on Form 10-Q for the six months ended June 30, 2008.
Compensation Committee Interlocks and Insider Participation
Messrs. Singletary, Anderson and McCullough currently serve as members of the compensation committee and each are “independent” directors as defined by the NASDAQ listing standards. No member of the compensation committee has any relationship with our company that is required to be disclosed in any of the reports that we file with the SEC other than service on our Board of Directors. None of our executive officers serves as a member of the compensation committee (or in the absence of such committee, the board of directors) of any entity that has one or more of its executive officers serving as a member of our compensation committee.
Related Person Transactions
We have adopted an ethics policy which requires that related party transactions be reviewed to ensure that they are fair and reasonable to us. This requirement is also contained in our limited liability company agreement. Whenever a conflict arises between an affiliate of the Company, on the one hand, and us or any other Unitholder, on the other hand, our Board of Directors will resolve that conflict. We anticipate that our Board of Directors will submit for review and approval by our conflicts committee any material agreement that we enter into with an affiliate of the Company.
Report of the Audit Committee
The role of the audit committee of the Board of Directors is to assist the Board of Directors in its oversight of Vanguard’s responsibility relating to: (i) the integrity of Vanguard’s financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Vanguard’s internal auditors and independent registered public accounting firm; (v) risk assessment; and (vi) risk management. We operate pursuant to a charter that was created by Vanguard’s Board of Directors in October

2007 and amended and restated in January 2009, a copy of which is available on Vanguard’s website at www.vnrllc.com. Vanguard’s management is responsible for the preparation, presentation and integrity of Vanguard’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing Vanguard’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm has free access to the audit committee to discuss any matters they deem appropriate.
In the performance of our oversight function, we have considered and discussed the audited financial statements with management and the independent registered public accounting firm. We rely without independent verification on the information provided to us and on the representations made by management and the independent registered public accounting firm. We have discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees). Finally, we have received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, Independence Discussions with Audit Committees, as currently in effect, and have considered whether the provision of non-audit services by the independent registered public accounting firm to Vanguard is compatible with maintaining the independent registered public accounting firm’s independence and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
Based upon the reports and discussions described in this report, we recommended to the Board of Directors that the audited financial statements be included in Vanguard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission.
Bruce W. McCullough, Chairman
W. Richard Anderson
Loren Singletary
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

EXECUTIVE OFFICERS
Certain information concerning Vanguard Natural Resources, LLC’s executive officers as of the date of this Proxy Statement is set forth below.

Name	Age	Position with Our Company
Scott W. Smith	56	President, Chief Executive Officer and Director
Richard A. Robert	48	Executive Vice President, Chief Financial Officer, and Secretary
Britt Pence	53	Executive Vice President of Operations
Scott W. Smith is our President, Chief Executive Officer and Director and has served as President and Chief Executive Officer since October 2006 and as Director since March 2008. Prior to joining us, from July 2004 to October 2006, Mr. Smith served as the President of Ensource Energy Company, LLC during its tender offer for the units of the Eastern American Natural Gas Trust (NYSE: NGT). He has over 30 years of experience in the energy industry, primarily in business development, marketing, and acquisition and divestiture of producing assets and exploration/exploitation projects in the energy sector. Mr. Smith’s experience includes evaluating, structuring, negotiating and managing business and investment opportunities, including energy investments similar to our targeted investments totaling approximately $400 million as both board member and principal investor in Wiser Investment Company LLC, the largest shareholder in The Wiser Oil Company (NYSE: WZR) until its sale to Forest Oil Corporation (NYSE: FST) in June 2004. From June 2000 to June 2004, Mr. Smith served on the Board of Directors of The Wiser Oil Company. Mr. Smith was also a member of the executive committee of The Wiser Oil Company during this period. From January 1998 to June 1999, Mr. Smith was the co-manager of San Juan Partners, LLC, which established control of Burlington Resources Coal Seam Gas Royalty Trust (NYSE: BRU), which was subsequently sold to Dominion Resources, Inc.
Richard A. Robert is our Executive Vice President, Chief Financial Officer and Secretary and has served in such capacities since January 2007. Prior to joining us, Mr. Robert was involved in a number of entrepreneurial ventures and provided financial and strategic planning services to a variety of energy-related companies since 2003. He was Vice President of Finance for Enbridge US, Inc., a subsidiary of Enbridge Inc. (NYSE: ENB), a natural gas and oil pipeline company, after its acquisition of Midcoast Energy Resources, Inc. in 2001 where Mr. Robert was Chief Financial Officer and Treasurer. He held these positions from 1996 through 2002 and was responsible for acquisition and divestiture analysis, capital formation, taxation and strategic planning, accounting and risk management, and investor relations. Mr. Robert is a certified public accountant.
Britt Pence is our Executive Vice President of Operations and has served in such capacity since January 2013. Prior to this promotion, Mr. Pence was our Senior Vice President of Operations beginning in June 2010 and Vice President of Engineering since joining the Company in May 2007. Prior to joining us, since 1997, Mr. Pence was an Area Manager with Anadarko Petroleum Corporation (NYSE: APC) supervising evaluation and exploitation projects in coalbed methane fields in Wyoming and conventional fields in East Texas and the Gulf of Mexico. Prior to joining Anadarko, Mr. Pence served as a reservoir engineer with Greenhill Petroleum Company from 1991 to 1997 with responsibility for properties in the Permian Basin, South Louisiana and the Gulf of Mexico. From 1983 to 1991, Mr. Pence served as reservoir engineer with Mobil with responsibility for properties in the Permian Basin.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis provides information about our compensation objectives and policies for our named executive officers. The named executive officers and the individuals included in our Summary Compensation Table below are:

•	Scott Smith, our President and Chief Executive Officer;

•	Richard Robert, our Executive Vice President, Chief Financial Officer and Secretary; and

•	Britt Pence, our Executive Vice President of Operations.
Objectives and Summary of Our Executive Compensation Program
The compensation committee of our Board of Directors administers our executive compensation plans and agreements and makes compensation-related decisions regarding our executive officers. Our primary goal with respect to executive compensation has been to attract and retain the most talented and dedicated executives possible. Through our current employment agreements with our named executive officers (effective January 1, 2013, for Messrs. Smith, Robert and Pence), we have linked annual cash incentives to the achievement of specified performance objectives in an effort to align executives’ incentives with the creation of Unitholder value, as measured by our ability to (a) generate stable cash flows allowing us to make monthly cash distributions to our Unitholders and over time to increase our monthly cash distributions and (b) increase the market value of our units. We also align executives’ interests with the interests of our Unitholders through our use of long-term equity incentive awards under our Long-Term Incentive Plan (“LTIP”). Please refer to “Elements of Compensation” and “2013 Executive Compensation Components” for additional information regarding our annual cash incentive and long-term equity incentive programs.
In 2011, we held our first Unitholder advisory vote under Section 14A of the Exchange Act on the compensation paid to our named executive officers for 2010, which resulted in over 78% of the votes cast approving such compensation. As recommended by our Board of Directors, a majority of Unitholders expressed their preference for an advisory vote on executive compensation occurring every three years, and we have implemented that recommendation. As a result, our second Unitholder advisory vote on executive compensation will occur as part of this 2014 Annual Meeting. Please see “Proposal No. 2: Advisory Approval of Executive Compensation” on page 36. In evaluating our executive compensation program for 2013, our compensation committee did not make any changes to our executive compensation program or policies as a result of the 2011 “say on pay” advisory vote and, given the support Unitholders expressed for our compensation programs, generally elected to apply the same principles in determining the types and amounts of compensation to be paid to our named executive officers for 2013. The compensation committee intends to monitor the results of future “say on pay” advisory votes when evaluating the effectiveness of our executive compensation policies and practices, particularly in the event of a negative vote or significant changes in the percentage of favorable votes with regard to any such proposal.
The Compensation-Setting Process
Compensation Committee Meetings. Our compensation committee meets periodically throughout each year as required to carry out its duties. The chairman of the compensation committee works with our Chief Executive Officer to establish each meeting agenda.
The compensation committee has established an annual process for determining executive compensation. For each fiscal year, the compensation committee will review the base salaries of the named executive officers to determine whether any increase is appropriate. In addition, the compensation committee makes equity award grants under the LTIP to the named executive officers for each fiscal year, either in the form of restricted unit grants or phantom unit grants. Pursuant to the terms of the amended employment agreements with the named executive officers, which are described below under “—Employment Agreements,” base salary changes will be effective April 1 and equity award grants will be made effective January 1 of the following year.
The compensation committee typically meets at least once per year in the presence of our Chief Executive Officer and our Chief Financial Officer. Depending upon the agenda for a particular meeting, the compensation committee may also invite other directors to participate in compensation committee meetings. The compensation committee also meets in executive session without management. The chairman of the compensation committee works with our Chief Executive Officer and with its independent compensation consultant, Longnecker & Associates (“Longnecker”), to assemble meeting materials, which are distributed to compensation committee members for review in advance of each meeting.
Role of Executive Officers. Except with respect to his own compensation, our Chief Executive Officer, with advice from our other executive officers as appropriate, plays a significant role in the compensation committee’s establishment of compensation levels for our executive officers. The most significant aspects of his role in the process are:

•	evaluating performance of the other named executive officers; and

•	recommending base salary levels and LTIP awards.

With respect to compensation for the named executive officers, (other than our Chief Executive Officer), the compensation committee meets with our Chief Executive Officer outside the presence of all our other executive officers. The compensation committee meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer.
Role of Compensation Consultant. The compensation committee has chosen to employ Longnecker as its independent compensation consultant since 2008. In selecting Longnecker as its independent compensation consultant for 2013, the compensation committee assessed the independence of Longnecker pursuant to SEC and NASDAQ rules and considered, among other things, whether Longnecker provides any other services to us, the policies of Longnecker that are designed to prevent any conflict of interest between Longnecker, the compensation committee and us, any personal or business relationship between Longnecker and a member of the compensation committee or one of our executive officers and whether Longnecker owns any of our units. The Compensation Committee has concluded that we do not have any conflicts of interest with Longnecker.
Longnecker conducts an annual competitive market analysis of our named executive officers’ total compensation packages, and provides an independent, third-party executive compensation review concluding with analyses and recommendations for our existing compensation programs. The compensation committee instructs Longnecker to assess the competitiveness of our current compensation programs compared to peer companies within the energy industry with annual revenue levels and market capitalization similar to ours. Longnecker conducts its review by gathering compensation data from peer company proxy statements as well as public and private salary surveys. The peer companies (the “Peer Group”) chosen by Longnecker for its December 2012 analysis (the “2012 Longnecker Report”) were:

•	Berry Petroleum Corporation

•	Bill Barrett Corporation

•	Breitburn Energy Partners L.P.

•	Comstock Resources, Inc.

•	Eagle Rock Energy Partners, L.P.

•	Energy XXI (Bermuda) Limited

•	EXCO Resources, Inc.

•	Forest Oil Corporation

•	Kodiak Oil & Gas Corp.

•	Laredo Petroleum Holdings, Inc.

•	Oasis Petroleum Inc.

•	Petroleum Development Corporation

•	Rosetta Resources, Inc.

•	SM Energy Company

•	Swift Energy Corporation
Our compensation committee evaluates individual executive performance with a goal of setting targeted total direct compensation (base salary plus targeted annual incentives plus long term equity incentives) for our named executive officers over time at levels up to the 75th percentile of executives in other companies of similar size and stage of development engaged in the acquisition and development of mature, long-lived natural gas and oil properties, while also considering our relative performance and our own strategic goals. In light of our historic long term equity incentive granting practices, our total unitholder return (“TUR”) performance in recent years and our desire to retain key members of our executive team, Longnecker recommended as part of 2012 Longnecker Report that we continue to adjust executive compensation, specifically long term equity incentives, going forward in order to further align total compensation at the desired levels.

Elements of Compensation
We have determined that our executives’ compensation should consist of the following elements:
Base Salary. We provide our named executive officers and other employees with a base salary to provide them with a reasonable base level of monthly income relative to their role and responsibilities they perform during the fiscal year. Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of our executives are based on the compensation committee’s assessment of the individual’s performance. During its review of base salaries for executives, the compensation committee will primarily consider:

•	market data to be provided by outside consultants;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	individual performance of the executive.
Following Longnecker’s assistance in gathering information on comparable companies for these purposes, the compensation committee uses the Peer Group for base salary comparisons.
Annual Cash Incentive Compensation. Annual cash incentive compensation is intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. Our annual cash incentive compensation program links annual cash incentives with the achievement of specified performance objectives in an effort to align executives’ incentives with creation of Unitholder value. Currently, a portion of the annual cash incentive award for each named executive officer is tied to specified company performance objectives and a portion of the annual cash incentive award is discretionary and tied to individual performance. Individual performance objectives may vary depending on the individual executive, but relate generally to strategic factors such as expansion of our operations and to financial factors such as improving our results of operations and increasing our monthly cash distributions. The actual amount of incentive compensation for each year is determined following a review of company performance and each executive’s individual performance and contribution to our strategic goals conducted during the first quarter of the following year.
LTIP Awards. We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of unit-based awards. We adopted the LTIP prior to the consummation of our initial public offering. Our LTIP was adopted to incentivize and reward employees, consultants, directors and employees who perform services for us. The LTIP does not provide for formulaic or automatic grants of any awards, however, the with the January 2013 employment agreements with our named executive officers do provide for annual equity awards as described below beginning on page 18. It is a traditional omnibus plan, i.e., one that permits the grant of various types of awards (units, options, appreciation rights, restricted units and phantom units) as determined by our compensation committee, in its sole discretion.
The compensation committee has the authority under the LTIP to award incentive compensation to our executive officers in such amounts and on such terms as the compensation committee determines in its sole discretion. The compensation committee considers data provided by Longnecker in determining which individuals who perform services (directly or indirectly) for our benefit will receive awards, the type of award or awards, the amount and the performance and vesting terms of such awards. Through the year ended December 31, 2013, only unit options, restricted units and phantom units (including appreciation-only awards more akin to unit appreciation rights) have been granted under the LTIP.
Outstanding restricted units and phantom units (including appreciation-only awards) under the LTIP are eligible to receive cash distributions paid on certain of the units awarded. These cash distributions may be paid currently to the award holders at the same time distributions are paid to Unitholders generally. Alternatively, participants may elect to defer all or any portion of the distributions with respect to certain awards.
Other Compensation. Each named executive officer is eligible to participate in all benefit plans and programs that are or in the future may be available to our other executive employees, including any profit-sharing plan, thrift plan, health insurance or health care plan, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and other similar plans. The compensation committee in its discretion may revise, amend or add to an officer’s executive benefits and perquisites as it deems advisable. We believe that these benefits and perquisites are typically provided to senior executives of comparable companies in our industry.
Perquisites
We believe in a simple, straight-forward compensation program and as such, named executive officers are not provided unique perquisites or other personal benefits. The compensation committee periodically reviews the use of potential perquisites that could result in personal benefits to our named executive officers. Consistent with the compensation committee’s strategy, no perquisites or other personal benefits exceed or are expected to exceed $10,000 annually for any of our named executive officers.
Retirement Savings Plan
All employees, including our named executive officers, may participate in our Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. Each employee may currently make pre-tax contributions of up to $17,500 (for 2013) of their base salary if they are under 50 years old and $23,000 (for 2013) of their base salary if they are over 50 years old. We make “safe harbor” matching contributions to the 401(k) Plan equaling up to 6% of compensation (subject to certain adjustments) for each eligible employee, including the named executive officers (up to a maximum amount of $15,300 for 2013). All contributions are fully vested. All amounts that we contributed to the 401(k) Plan for 2013 on behalf of our named executive officers are disclosed in the “Summary Compensation Table.”
Nondiscriminatory Health and Welfare Benefits
All eligible employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.
Employment Agreements
Certain terms of our named executive officers’ compensation are governed by employment agreements. We believe that these employment agreements assist us in attracting and retaining talented and dedicated executives by clearly setting forth the terms of employment and providing certainty to both parties. We maintain employment agreements with our named executive officers to ensure they will perform their roles for an extended period of time.
We entered into amended employment agreements with Messrs. Smith and Robert on June 6, 2013, which were effective January 1, 2013, and with Mr. Pence on July 8, 2013, which was effective January 1, 2013, in each case, to set forth the revised terms of each executive’s employment relationship with us after considering current market conditions, the executives’ current level of compensation, the recommendations of our Chief Executive Officer (with respect to the compensation of Mr. Robert and Mr. Pence) and the recommendations for executive compensation as contained in Longnecker’s executive compensation review from December 2012.
In addition to establishing minimum base salaries and annual performance-based bonus opportunities, the employment agreements also provide the named executive officers with annual equity-based compensation awards, consisting of restricted units and/or phantom units granted under the LTIP. Each of the executives is eligible to receive annual equity-based compensation awards having an aggregate fair market value equal to the executive's then-current annual base salary times a set multiplier, which is five (5) times in the case of Mr. Smith, three and a half (3.5) times in the case of Mr. Robert, and two and three-quarters (2.75) times in the case of Mr. Pence. These annual equity-based compensation award grants are intended to reward these individuals for their service with our company and to align the interests of management with those of our Unitholders. Our executive officers’ employment agreements also provide the executives with certain other benefits, including reimbursement of business and entertainment expenses.
The initial term of the employment agreements for Messrs. Smith, Robert and Pence ends on January 1, 2016, with a subsequent 12 month term extension automatically commencing on January 1, 2016 and each successive January 1 thereafter, provided that neither Vanguard nor the executives deliver a timely non-renewal notice prior to an expiration date.
2013 Executive Compensation Components
For the year ended December 31, 2013, the principal components of compensation for our named executive officers were:

•	Short-term compensation:

•	base salary;

•	annual incentive compensation awards; and

•	distributions on restricted units and phantom unit awards

•	Long-term equity compensation:

•	awards of restricted units

•	Retirement and other benefits
Our compensation committee believes that a large amount of “at-risk” compensation is appropriate to retain and motivate our named executive officers in providing future services to us. In addition, our compensation committee seeks to provide a mix of compensation elements that is similar to the mix of compensation elements provided by other companies within our Peer Group.
Base Salary
The 2012 Longnecker Report concluded that, in comparison to Chief Executive Officer base salaries at the Peer Group companies, our Chief Executive Officer’s base salary was, on average, approximately 70% of the base salaries of comparable executive officers at companies in the 75th percentile of our Peer Group and 87% of the base salaries of comparable executive officers at companies in the 50th percentile of our Peer Group. The 2012 Longnecker Report also concluded that our Chief Financial Officer was receiving a base salary that generally aligned with the base salaries of chief financial officers at companies in the 75th percentile of our Peer Group. As a result of this review and the individual contributions and responsibilities of our named executive officers during the year, the compensation committee determined that it was appropriate to increase the base salaries of our named executive officers for 2013 in order to align their targeted total direct compensation with the market 75th percentile. The table below reflects the base salary rates for our named executive officers for 2013:

Named Executive Officer	Base Salary as of January 1, 2013
Scott W. Smith	$550,000
Richard A. Robert	$450,000
Britt Pence	$385,000

Annual Cash Incentive Compensation
The annual cash incentive awards for our named executive officers for 2013 were based on the annual cash incentive compensation program established by our Board of Directors and set forth in each named executive officer’s amended employment agreement. Potential annual cash incentive awards are comprised of four parts: (i) absolute target distribution growth (“ATDG”), (ii) adjusted EBITDA growth (“AEG”), (iii) relative unit performance versus a peer group established by the compensation committee (“RUP”), and (iv) individual performance, determined in the discretion of the Board of Directors. The four components each individually comprise 25% of the aggregate potential annual bonus. The annual cash incentive awards are not subject to a minimum payout, but the maximum aggregate payout may not exceed two times an executive officer’s base salary. The chart below illustrates the target bonus opportunity for each named executive officer with respect to each of the four bonus components:

Target Bonus Opportunities
	Target Bonus Opportunity for ATDG Component	Target Bonus Opportunity for AEG Component	Target Bonus Opportunity for RUP Component	Target Bonus Opportunity for Individual Performance Component (1)
Scott W. Smith	$137,500	$137,500	$137,500	$137,500
Richard A. Robert	$112,500	$112,500	$112,500	$112,500
Britt Pence	$96,250	$96,250	$96,250	$96,250

(1) With respect to the individual performance component, which is described in greater detail below, the Board of Directors, in its discretion, may award between 0% and 200% of the “Target Bonus Opportunity” specified above for each named executive officer.
The ATDG component is calculated based on our total distribution paid per unit on the last day of the applicable calendar year. ATDG for the fiscal year ended December 31, 2013 was based on a targeted growth rate of 3% from the distribution rate of $2.43 annualized for the fiscal year ended December 31, 2012. The 2013 targets were as follows for this component of the bonus:

Approximate Annual Distribution Rate (%)	2%	3%	4%	4.5%	5.5%	6% or more
Approximate Annual Distribution Rate ($)	$2.48	$2.50	$2.52	$2.54	$2.56	$2.58 or more
Percentage of Target Bonus Opportunity for ATDG Component Earned	50%	100%	125%	150%	175%	200%

The AEG component is calculated based on Adjusted EBITDA growth for the applicable calendar year.
Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus the following adjustments:

•	Net interest expense;

•	Depreciation, depletion, amortization, and accretion;

•	Impairment of oil and natural gas properties;

•	Net gains or losses on commodity derivative contracts;

•	Cash settlements on matured commodity derivative contracts;

•	Net gains or losses on interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Texas margin taxes;

•	Compensation related items, which include unit-based compensation expense and unrealized fair value of phantom units granted to officers; and

•	Material transaction costs incurred on acquisitions.

Please refer to Item 6. Selected Financial Data in our annual report on Form 10-K for the year ending December 31, 2013 for a complete description of how this Non-GAAP Financial Measure is calculated.
AEG for the fiscal year ended December 31, 2013 was based on a targeted growth rate of 15% from the Adjusted EBITDA of $230.5 million for the fiscal year ended December 31, 2012. The 2013 targets were as follows for this component of the bonus:

Approximate Adjusted EBITDA (%)	7.5%	15%	22.5%	30%	37.5%	45%
Approximate Adjusted EBITDA (in millions) ($)	$247.8	$265.1	$282.4	$299.7	$316.9	$334.2 or more
Percentage of Target Bonus Opportunity for AEG Component Earned	50%	100%	125%	150%	175%	200%

The RUP component is calculated by comparing the common unit price percentage annual change for specified peer companies to our common unit annual price percentage change. The specified peer companies are the following entities: Linn Energy, LLC (LINE), Legacy Reserves, LP (LGCY), EV Energy Partners LP (EVEP), Breitburn Energy Partners LP (BBEP) and QR Energy LP (QRE). In the event the Board of Directors determines that any of these entities is no longer an appropriate “peer” company, the Board of Directors may make appropriate adjustments to the group of peer companies. The 2013 targets were as follows for this component of the bonus:

RUP v. Peer Group	50%	100%	150%	200%	250%	300% or more
Percentage of Target Bonus Opportunity for RUP Component Earned	75%	100%	125%	150%	175%	200%

The fourth component, individual performance, is determined at the sole discretion of our Board of Directors and is based upon such targets, performance measures relative to the company and/or the particular executive, time frame and any other item that our Board of Directors determines is appropriate. The inherently discretionary aspect of this portion of our annual incentive bonus program does not provide for payment upon the achievement of objective goals that were communicated to management. Instead, this portion of the bonus is related to individual performance and is intended to provide our compensation committee with the ability to reward management employees for superior performance, where appropriate, determined without regard to the achievement of the financial metrics described above. For 2013, the general categories of performance that were identified and assessed by the compensation committee with respect to the performance of each of our named executive officers were (a) interpersonal effectiveness, (b) business conduct, (c) professional and technical competency, (d) leadership, and (e) safety. While achievement in these areas of performance was communicated to our named executive officers and considered by management in making recommendations to the compensation committee regarding this aspect of the annual incentive bonuses, these performance goals were not the only measures considered by the compensation committee in its inherently discretionary year-end review of our officers’ individual performance. In addition, the compensation committee considered the totality of the circumstances, including not only management’s assessment with respect to these specific areas but also, among other things, our execution and integration operationally of the assets previously acquired as well as the completion of various acquisitions to grow the size of the Company and its asset base. Such acquisitions presented opportunities for the named executive officers, including the launch of additional financing instruments, integrating updated technologies into the company and managing and developing an even larger portfolio of oil and gas properties. As noted in the bonus table below, Messrs. Smith and Robert elected to forgo $137,500 and $25,177, respectively, of the discretionary, individual performance portion of the annual bonus awarded to them for 2013 so that additional cash could be deployed into the employee bonus pool.
For 2013, our achievement with respect to the specified performance goals and the amounts awarded to the named executive officers for each of the four components of the annual cash incentive bonus are reflected in the table below:

Named Executive Officer	ATDG Bonus Component			AEG Bonus Component			RUP Bonus Component			Individual Performance Bonus Component		Total Bonus Amount (2)
	Performance Achieved	Bonus Multiplier (1)	Bonus Amount	Performance Achieved	Bonus Multiplier (1)	Bonus Amount	Performance Achieved	Bonus Multiplier (1)	Bonus Amount	Bonus Multiplier (1)	Bonus Amount
Scott W. Smith	2.5% growth	50%	$68,750	34% growth	100%	$206,250	450%	200%	$275,000	200%	$275,000	$825,000
Richard A. Robert	2.5% growth	50%	$56,250	34% growth	100%	$168,750	450%	200%	$225,000	200%	$225,000	$675,000
Britt Pence	2.5% growth	50%	$48,125	34% growth	100%	$144,375	450%	200%	$192,500	200%	$192,500	$577,500

    (1) For each component, the “Bonus Multiplier” equals the percentage of Target Bonus Opportunity (identified in the chart above entitled “Target Bonus Opportunities” for each component) earned with respect to such component.
(2) The actual aggregate bonus amounts paid to Messrs. Smith and Robert were $687,500 and $649,823 respectively. Messrs. Smith and Robert elected to forgo $137,500 and $25,177, respectively, from the discretionary, individual performance portion of their annual bonus awards so that cash could be deployed into the employee bonus pool. The 2013 bonus award was paid out on March 31, 2014.
Cash Distributions on Unvested Restricted Unit Awards and Payments on Phantom Unit Awards
Participants, including our named executive officers, who hold outstanding restricted unit grants or phantom unit grants (including phantom units that are designed as appreciation vehicles and act as unit appreciation rights) receive current distributions paid on the units awarded, with the underlying units being retained in our custody and subject to restrictions on sale or transfer until the restrictions lapse (in the case of restricted units) or the awards are settled (in the case of phantom units). Alternatively, with respect to certain phantom unit awards, participants may elect to defer all or any portion of these distributions until payment of the underlying award. Each of our named executive officers received the following distributions on their unvested restricted units and their phantom unit awards during 2013:

Name	2013 Distributions on Unvested Restricted Units	2013 Payment on Phantom Units
Scott W. Smith	$39,287	$302,021
Richard A. Robert	$82,771	$230,234
Britt Pence	$19,531	$293,154	(1)

(1)
Mr. Pence elected to defer cash distributions with respect to certain awards of his phantom units until payment of the underlying award. However, on July 30, 2013, the President and Chief Executive Officer approved payment on Mr. Pence’s previously deferred distributions totaling $199,812 representing $94,906, $67,031 and $37,875 in grant deferrals for 2010, 2011 and 2012, respectively.

Long-Term Incentive Compensation
In keeping with our philosophy that compensation should incentivize executives and create long-term value for our Unitholders, we provide a significant portion of our named executive officers’ compensation in the form of long-term equity incentive compensation. We typically grant long-term equity awards under the LTIP to our named executive officers each year; however, pursuant to the amended employment agreements we entered into with our named executive officers during 2013, equity awards are made effective January 1 of the year following the performance year. As a result, the annual equity awards for the 2013 performance year were made on January 1, 2014 (the “2014 Grants”), and, in accordance with SEC rules, will be reported in the Summary Compensation Table as 2014 compensation in our next proxy statement.
The 2012 Longnecker Report showed that the annual long-term equity compensation awards granted to our Chief Executive Officer and Chief Financial Officer for 2012 were below the market 25th percentile of the Peer Group and recommended that, in order to align award levels with the desired 75th percentile level, the compensation committee make annual equity awards based on a targeted dollar amount instead of a fixed number of units. Further, Longnecker recommended that the Board of Directors award restricted units to the executive team in lieu of the appreciation-only vehicles previously used. As described above under “—Employment Agreements,” each of our named executive officers is eligible to receive an annual equity award with an aggregate fair market value equal to the executive’s annual base salary rate (on the date of grant) multiplied by a specified multiplier. Accordingly, pursuant to the 2014 Grants, the named executive officers each received an award of restricted units on January 1, 2014 with an aggregate fair market value on the date of grant equal to (i) five (5) times base salary, in the case of Mr. Smith, (ii) three and a half (3.5) times base salary, in the case of Mr. Robert, and (iii) two and three-quarters (2.75) times base salary, in the case of Mr. Pence. The restricted units vest in three substantially equal annual installments on the first three anniversaries of the date of grant of the awards, subject to continued employment by the executive. Each executive is entitled to receive distribution equivalent rights with respect to the restricted units, which are subject to the same vesting requirements as the underlying restricted units and will be paid at the time the restricted units vest.
During 2013, we made special retention grants in the form of restricted units to Messrs. Smith and Robert. On November 15, 2013, Messrs. Smith and Robert received 50,000 and 37,500 restricted units, respectively. The executives are entitled to receive distributions with respect to the underlying units, which are payable at the same time that distributions are paid to Unitholders. These awards vest in full on November 15, 2018, subject to the executive’s continued employment.

Termination Arrangements and Change in Control Provisions
The employment agreements with our named executive officers provide for compensation to be paid under certain conditions, such as following a change in control, upon a termination by us “without cause” or by the executive for “good reason” or due to the executive’s death or disability, each as defined in the applicable agreement. In addition, the vesting of outstanding restricted unit and phantom unit awards granted under our LTIP may be accelerated, and payments of certain previously-vested phantom units may be triggered, in the event of certain occurrences, such as a change in control or specified terminations of employment. These provisions are designed to meet the following objectives:

•
Change in Control. In certain scenarios, the potential for merger or being acquired may be in the best interests of our Unitholders. As a result, we provide compensation to certain executives following a change in control transaction to promote the ability of the officer to act in the best interests of our Unitholders. None of our named executive officers is entitled to receive a gross up payment for any potential excise taxes that may be imposed on any change in control payment.

•
Termination Without Cause or For Good Reason. If we terminate the employment of an executive officer “without cause” or the executive officer terminates his employment for “good reason” (in each case, as defined in the applicable agreement), we are obligated to pay the executive certain compensation and other benefits as described in greater detail in “Potential Payments upon Termination or Change in Control” below. Both parties have mutually agreed to severance terms that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of us and our Unitholders.

Risk Considerations in our Overall Compensation Program
We believe that our compensation program is structured in such a way as to discourage excessive risk-taking. In making this determination, we considered various aspects of our compensation program, including the mix of fixed and performance-based compensation for management and other key employees. Our performance-based compensation awards are designed to reward both short- and long-term performance. By linking a portion of total compensation to our long-term performance, we mitigate any short-term risk that could be detrimental to our long-term best interests and the creation of Unitholders value. Our equity-based performance awards are subject to multi-year vesting periods and derive their value from our total performance, which we believe further encourages decision-making that is in the long-term best interests of us and our Unitholders. We believe that in the aggregate, our compensation program discourages any risk-taking that could be detrimental to the long-term interests of our company, our performance, or our unit price. In conclusion, we believe that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on us.
Tax and Accounting Implications
Accounting for Unit-Based Compensation
We account for unit-based payments for all awards under our LTIP in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The compensation committee reviews the FASB ASC Topic 718 grant date value in connection with granting equity awards.
Tax Considerations of Executive Compensation
Section 162(m) of the Internal Revenue Code and the regulations that accompany it provide that the deductibility of compensation paid to certain executive officers may be limited in certain circumstances. As a limited liability company, we are not subject to Section 162(m).
Section 409A of the Internal Revenue Code governs the payment of deferred compensation. Failure to comply with the requirements of Section 409A can result in an additional 20% excise tax on noncompliant payments to executives, and we intend that payments under our executive employment agreements and the LTIP comply with the payment restrictions of Section 409A or the regulations thereunder.

Compensation-Related Governance Practices
Unit Ownership Guidelines
We believe that broad-based unit ownership by our employees, including our named executive officers, is the most effective method to deliver superior Unitholder returns by increasing the alignment between the interests of our employees and our Unitholders. We do not, however, have a formal requirement for unit ownership by any group of employees or directors.
Clawback Policy
To date, we have not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, the compensation committee recognizes the practical, administrative and other implications of implementing and enforcing a clawback policy and intends to adopt such a policy in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once additional guidance is promulgated by the SEC.
Securities Trading Policy
All of our officers, employees and directors are subject to our Insider Trading Policy, which, among other things, prohibits officers, employees and directors from engaging in certain short-term or speculative transactions involving our securities.
Report of the Compensation Committee
The compensation committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the compensation discussion and analysis be included in this Proxy Statement.
Loren Singletary, Chairman
Bruce W. McCullough
Richard Anderson
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.
2013 Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our named executive officers for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Unit Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation(6)	Total
Scott W. Smith	2013	$550,000	$137,500	$1,436,000	$ —	$550,000	$15,300	$2,688,800
President, Chief	2012	$473,332	$340,068	$5,776,000	$414,450	$297,470	$15,000	$7,316,320
Executive Officer and Director	2011	$365,000	$566,666	$690,250	$52,632	$ —	$9,800	$1,684,348

Richard A. Robert	2013	$450,000	$199,823	$1,077,000	$ —	$450,000	$15,083	$2,191,906
Executive Vice President, Chief	2012	$378,333	$266,720	$3,610,000	$414,450	$233,310	$15,000	$4,917,813
Financial Officer and Secretary	2011	$315,000	$474,583	$1,334,000	$52,632	$ —	$9,800	$2,186,015

Britt Pence	2013	$385,000	$192,500	$ —	$ —	$385,000	$15,300	$977,800
Executive Vice President of	2012	$336,666	$233,380	$2,200,200	$ —	$204,146	$15,000	$2,989,392
Operations	2011	$293,333	$439,166	$345,125	$78,461	$ —	$9,800	$1,165,885

(1)
Effective January 1, 2013, Mr. Smith’s annual salary increased from $510,000 to $550,000, Mr. Robert’s annual salary increased from $400,000 to $450,000 and Mr. Pence’s annual salary increased from $350,000 to $385,000.

(2)
Represents amounts paid for 2013 pursuant to our annual cash incentive program with respect to the individual performance component determined at the sole discretion of our Board of Directors. As noted on the bonus calculation table on page 21, the individual performance bonus calculation for Messrs. Smith and Robert were $275,000 and $225,000 respectively. As previously noted, Messrs. Smith and Robert elected to forgo $137,500 and $25,177 respectively from their discretionary bonus calculation so that cash could be deployed into the employee bonus pool and, as such, the forfeited amounts are not reflected in the table above. Other payments made pursuant to the annual cash incentive program with respect to the ATDG, AEG and RUP components are included in the “Non-Equity Incentive Plan Compensation” column.

(3)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted unit awards and full-value phantom unit awards granted pursuant to the LTIP. The only equity awards granted to our named executive officers in 2013 were restricted unit awards granted to Messrs. Smith and Robert. Assumptions used in the calculation of the restricted unit awards granted in 2013 are included in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(4)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of phantom unit awards granted in 2011 and 2012 that are designed as appreciation vehicles and act as unit appreciation rights. No phantom unit awards were granted to our named executive officers in 2013.

(5) Represents amounts paid for 2013 pursuant to our annual cash incentive program with respect to the ATDG, AEG and RUP components. Other payments made pursuant to the annual cash incentive program with respect to the individual performance component determined at the sole discretion of our Board of Directors are included in the “Bonus” column.
(6) Amount shown for each named executive officer is the amount received in the form of matching contributions to our 401(k) Plan.

Grants of Plan Based Awards
The following table sets forth the restricted units we granted under our LTIP and the non-equity incentive plan portion of our annual cash incentive awards granted to the named executive officers for the year ended December 31, 2013.

		Estimated future payouts under non-equity incentive plan awards (1)
Name	Grant Date	Threshold	Target	Maximum	All Other Unit Awards; Number of Units (2)	Grant Date Fair Value of Unit Awards and Option Awards ($) (3)
Scott W. Smith	11/15/2013				50,000	$1,436,000
	Annual Bonus	--	$412,500	$825,000
Richard A. Robert	11/15/2013				37,500	$1,077,000
	Annual Bonus	--	$337,500	$675,000
Britt Pence	Annual Bonus	--	$288,750	$577,500

(1)
Represents the potential payouts with respect to the ATDG, AEG and RUP components of the 2013 awards granted under our annual incentive cash compensation program. The target payout under each of the ATDG, AEG, and RUP components for 2013 was 25% of base salary, making the cumulative target equal to 75% of base salary. The maximum payout under each of the ATDG, AEG, and RUP components for 2013 was 200% of target, but the overall maximum that may be paid out under the annual incentive cash compensation program to each named executive officer is 200% the officer’s base salary. Since 25% of the annual incentive cash compensation program is composed of the individual performance component of the award, which is not reported in this table, the overall maximum for the ATDG, AEG, and RUP components of the award is 150% of each named executive officer’s base salary, which is what is reported as the “maximum” in the table above. These awards were subject to achieving certain performance targets, as described in greater detail under “2013 Executive Compensation Components—Annual Cash Incentive Compensation.” The amounts actually paid with respect to these components are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Amounts reported in the table above do not include amounts potentially payable with respect to the individual performance portion of the annual cash incentive awards that is determined in the sole discretion of the Board of Directors. The amounts actually paid with respect to the individual performance portion of the awards are reported in the “Bonus” column of the Summary Compensation Table.

(2) All awards in this column are restricted unit grants.

(3)
Represents the grant date fair value of the restricted unit awards made to the named executive officers in fiscal year 2013 in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting or payment of the awards may or may not be equal to the FASB ASC Topic 718 determined value.

Outstanding Equity Awards at December 31, 2013
The following table provides the number and value of outstanding restricted unit and phantom unit awards held by our named executive officers as of December 31, 2013, including awards that were granted prior to 2013.

	Option Awards				Unit Awards
Name	Number of Units Underlying Unexercised Exercisable Options	Units Underlying Unexercised Unexercisable Options (1)	Option Exercise Price ($)	Option Expiration Date	Number of Unvested Units (2)	Market Value of Unvested Units ($)(3)
Scott W. Smith	—	—	—	n/a	218,333	$6,445,190
	— —	15,000 15,000	$ 29.65 $ 27.63	n/a n/a
Richard A. Robert	—	—	—	n/a	158,333	$4,673,990
	— —	15,000 15,000	$ 29.65 $ 27.63	n/a n/a
Britt Pence	—	—	—	n/a	81,167	$2,396,050

(1)
The awards reported under this column for Messrs. Smith and Robert are styled as phantom unit awards but are designed to be appreciation vehicles that act as unit appreciation rights, rather than full value awards. The awards work similarly to an option but are not option awards in the traditional sense. They have been disclosed in this column to most closely reflect the requirements of the SEC’s disclosure rules. The awards do not have an “exercise” price like a traditional option award, but the value for the awards will be based upon the appreciation in the value of our common units from the date of grant until the applicable determination date. The exercise price shown for the 15,000 phantom units that Messrs. Smith and Robert received annually on January 1, 2011 and 2012 reflects the closing sales price of our common units on December 31, 2010 and December 30, 2011, respectively, which dates are the last trading dates immediately preceding the grant dates. The 2011 awards vested in full on January 1, 2014, and the 2012 awards will vest in full on January 1, 2015.

(2)
Each of Messrs. Smith, Robert, and Pence’s outstanding restricted units vest in equal one-third installments on each annual anniversary of the grant date, except for (a) the 25,000 restricted units granted to Mr. Robert on December 20, 2011, which vest in equal one-fourth installments on each annual anniversary of the grant date, and (b) the 50,000 and 37,500 restricted units granted to Mr. Smith and Mr. Robert, respectively, on November 15, 2013 which vest in full on the fifth anniversary of the grant date. The full-value phantom unit awards that were granted on August 1, 2012 to each of Messrs. Smith, Robert and Pence vest in equal one-fifth installments annually beginning May 18, 2013 and each anniversary thereof. The full-value phantom units granted annually to Mr. Pence vest in full on the third anniversary of the date of grant. The following table reflects the number of unvested unit awards for each named executive officer as of December 31, 2013:

Name	Grant Date	Type of Award	Number of Units Granted	Number of Unvested Units
Scott W. Smith	05/18/11	Restricted Units	25,000	8,333
	11/15/13	Restricted Units	50,000	50,000
	08/01/12	Phantom Units	200,000	160,000
Total				218,333

Richard A. Robert	05/18/11	Restricted Units	25,000	8,333
	12/20/11	Restricted Units	25,000	12,500
	11/15/13	Restricted Units	37,500	37,500
	08/01/12	Phantom Units	125,000	100,000
Total				158,333

Britt Pence	05/18/11	Restricted Units	12,500	4,167
	05/15/11	Phantom Units	12,500	12,500
	05/15/12	Phantom Units	12,500	12,500
	08/01/12	Phantom Units	65,000	52,000
Total				81,167

(3)     Based on the closing sales price of our common units on December 31, 2013 of $29.52.

Option Exercises and Units Vested Table
The following table sets forth information for each named executive officer on option award exercises and unit award vesting on an aggregated basis during the fiscal year ended December 31, 2013.

	Option Awards		Unit Awards
Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Scott W. Smith	15,000	$58,950	53,334	$1,459,736
Richard A. Robert	15,000	$58,950	44,584	$1,231,999
Britt Pence	—	$ —	40,334	$1,134,721

(1) As noted above, the 15,000 phantom units that each of Messrs. Smith and Robert “exercised” during 2013 are designed to be appreciation-only vehicles that act most similarly to unit appreciation rights. The awards do not have an “exercise” price like a traditional option award, but the value of the awards is based on the appreciation in value of our common units from the date of grant until the date the award vested. The value realized on vesting of these phantom unit awards is computed by multiplying the number of units vesting by the market price per underlying unit on the vesting date (January 1, 2013) minus the “exercise price,” or the closing price of our common units on the last trading date immediately preceding the grant date (December 31, 2009), per unit, as reflected in the following table. The value realized with respect to these awards will be paid to the named executive officers in a single lump sum cash payment upon the earlier to occur of (i) a change of control (in which case payment will be made within 90 days of the change of control) or (ii) the executive's separation from service other than for cause (in which case payment will be made no later than December 31 of the calendar year in which the separation from service occurs or within 60 days of the separation from service, if separation from service occurs on or after December 1 of a calendar year).

Name	Grant Date	Number of Units Vesting	“Exercise Price” Per Unit	Vesting Date	$ Per Unit on Vesting Date	Total Value
Scott W. Smith	01/01/10	15,000	$22.07	01/01/13	$26.00	$58,950

Richard A. Robert	01/01/10	15,000	$22.07	01/01/13	$26.00	$58,950

(2) The value realized on vesting of the restricted unit awards and full-value phantom unit awards is computed by multiplying the number of units vesting by the market price of the underlying units on the vesting date, as reflected in the following table:

Name	Grant Date	Type of Award	Number of Units Vesting	Vesting Date	$ Per Unit on Vesting Date (a)	Total Value
Scott W. Smith	01/01/10	Restricted Unit	5,000	01/01/13	$26.00	$130,000
	05/18/11	Restricted Unit	8,334	05/18/13	$29.63	$246,936
	08/01/12	Phantom Unit	40,000	05/18/13	$27.07	$1,082,800
Total			53,334			$1,459,736

Richard A. Robert	01/01/10	Restricted Unit	5,000	01/01/13	$26.00	$130,000
	05/18/11	Restricted Unit	8,334	05/18/13	$29.63	$246,936
	12/20/11	Restricted Unit	6,250	12/20/13	$28.53	$178,313
	08/01/12	Phantom Unit	25,000	05/18/13	$27.07	$676,750
Total			44,584			$1,231,999

Britt Pence	01/01/10	Phantom Unit	6,500	01/01/13	$26.00	$169,000
	05/15/10	Restricted Unit	12,500	05/15/13	$29.42	$367,750
	06/29/10	Restricted Unit	4,167	05/15/13	$29.42	$122,593
	05/18/11	Restricted Unit	4,167	05/18/13	$29.63	$123,468
	08/01/12	Phantom Unit	13,000	05/18/13	$27.07	$351,910
Total			40,334			$1,134,721

(a)
Price per unit is equal to the closing price of our common units on the day prior to the vesting date, except for the August 1, 2012 grant which vested on May 18, 2013 but did not settle until July 17, 2013, in which case the July 16, 2013 closing price was used.

Pension Benefits
We do not provide pension benefits for our named executive officers or other employees. Retirement benefits are provided through the 401(k) Plan, as discussed previously.
Non-Qualified Deferred Compensation
We do not sponsor or maintain a non-qualified deferred compensation plan that requires disclosure pursuant to SEC rules. The 401(k) Plan is a deferred compensation arrangement under Section 401(k) of the Internal Revenue Code and a qualified plan under Section 401(a) of the Internal Revenue Code.
Potential Payments upon Termination or Change in Control
Except as otherwise described below, the current employment agreements and LTIP equity award agreements for each of our executive officers provide for substantially similar trigger events upon certain terminations of employment of our executive officers and/or the occurrence of a change in control, and for substantially similar payments upon such trigger events.
Termination of Employment Trigger Events
An executive officer’s employment will terminate upon the executive’s death or upon the executive’s “disability,” which is defined as his becoming unable to substantially perform his duties as an employee as a result of sickness or injury, and shall have remained unable to perform any such duties for a period of more than 180 consecutive days in any 12-month period.
We, by action of our Board of Directors, may also terminate an executive’s employment at any time for “cause,” which means: (1) the executive officer’s commission of theft, embezzlement, any other act of dishonesty relating to his employment with us or any willful and material violation of any law, rules or regulation applicable to us, including, but not limited to, those laws, rules or regulations established by the SEC, or any self-regulatory organization having jurisdiction or authority over the executive officer or us, (2) the executive officer’s conviction of, or plea of guilty or nolo contendere to, any felony or of any other crime involving fraud, dishonesty or moral turpitude, (3) a determination by the Board of Directors that the executive officer has materially breached the employment agreement (other than during any period of disability) where such breach is not remedied within 10 days after written demand by the Board of Directors for substantial performance is actually received by the executive officer which specifically identifies the manner in which the Board of Directors believes the executive officer has so breached, or (4) the executive officer’s willful and continued failure to perform his reasonable and customary duties pursuant to his position with us which such failure is not remedied within 10 days after written demand by the Board of Directors for substantial performance is actually received by the executive officer which specifically identifies the nature of such failure. We also may terminate an executive’s employment agreement for any other reason, including without “cause,” in the sole discretion of our Board of Directors.
The executive may terminate his employment for “good reason,” which means: (1) the assignment to the executive officer of duties and responsibilities that are materially inconsistent with those normally associated with his position excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by us promptly after receipt of notice given by the executive officer, (2) a material reduction in the executive officer’s base salary, (3) the executive officer’s removal from his position as stated in his employment agreement, other than for cause or by death or disability, to a position not at least equivalent in authority and duties, (4) the relocation of the executive officer’s principal place of business to a location 50 or more miles from its location as of the effective date of his employment agreement without the executive officer’s written consent, (5) a material breach by us of his employment agreement, which materially adversely affects the executive officer, and the breach is not cured within 30 days after the executive officer provides written notice to us which identifies in reasonable detail the nature of the breach, and (6) our failure to make any material payment to the executive officer as required to be made under the terms of his employment agreement, and the breach is not cured within 30 days after the executive officer provides written notice to us which provides in reasonable detail the nature of the payment. Finally, the executive officer may terminate his employment agreement for any other reason, in his sole discretion.
Payments Made upon Termination
Regardless of the manner in which a named executive officer’s employment terminates, the executive will be entitled to receive amounts earned (but unpaid) during his term of employment. Such amounts include:

•	earned, but unpaid base salary;

•	non-equity incentive compensation earned during the prior fiscal year (provided the executive was continuously employed for the full prior fiscal year);

•	a pro-rated amount of accrued but unused vacation pay; and

•	Any unpaid reimbursements for qualifying business expenses incurred prior to the termination of employment (collectively, the “Accrued Obligations”).
Termination Due to Disability. If the executive officer’s employment is terminated due to his disability, then in addition to any Accrued Obligations he may be owed, the executive will be entitled to receive on the date of termination a payment equal to the executive officer’s base salary for 12 months. Additionally, any unvested restricted units held by the executive officer, as well as any unvested phantom units and any other awards that are outstanding at the time of the termination of employment that were granted pursuant to the LTIP that have been granted to our executive officer, will become fully vested and unrestricted, pursuant to the terms of the relevant award agreements, upon a termination of employment due to the officer’s disability.
Termination Due to Death. If the executive officer’s employment is terminated due to his death, then in addition to any Accrued Obligations he may be owed, the executive, his beneficiary or his estate, as applicable, will be entitled to receive on the date of termination a payment equal to the executive officer’s base salary for 12 months. Additionally, any unvested restricted units held by the executive officer, as well as any unvested phantom unit awards and any other awards that are outstanding at the time of the termination of employment that were granted pursuant to the LTIP that have been granted to our executive officers, will become fully vested and unrestricted, pursuant to the terms of the relevant award agreements, upon a termination of employment due to the officer’s death.
Termination for Good Reason. If the executive terminates his employment for good reason, then in addition to any Accrued Obligations he may be owed, we shall pay the executive officer a severance payment equal to the executive’s base salary for 36 months. Additionally, any unvested restricted units held by the executive officer, as well as any unvested phantom unit awards and any other awards that are outstanding at the time of the termination of employment that were granted pursuant to the LTIP that have been granted to our executive officers, will become fully vested and unrestricted, pursuant to the terms of the relevant award agreements, upon a termination of employment by the officer due to good reason.
Termination Without Cause. If the executive is terminated by us without cause during the term of the employment agreement, then in addition to any Accrued Obligations he may be owed, we shall pay the executive officer a severance payment equal to the executive’s base salary for 36 months Additionally, any unvested restricted units held by the executive officer, as well as any unvested phantom unit awards and any other awards that are outstanding at the time of the termination of employment that were granted pursuant to the LTIP that have been granted to our executive officers, will become fully vested and unrestricted, pursuant to the terms of the relevant award agreements, upon the officer’s termination by us without cause.
Termination for Cause or Other Than for Good Reason. Upon termination by us for cause or by the executive other than for good reason (each as defined above), the executive officer is only entitled to any Accrued Obligations that may be due to him at the time of termination under his employment agreement. Additionally, (a) upon any termination of employment by us for cause, any unvested or vested restricted units or unvested or vested phantom units held by the executive officer that have not previously been settled, as well as any unvested appreciation-only phantom units that are held by Messrs. Smith and Robert, will be forfeited to us, and (b) upon any termination of employment by the executive for a reason other than good reason, any unvested restricted units or unvested phantom units held by the officers will be forfeited, and vested restricted units or vested phantom units will be settled in accordance with the terms of the relevant award agreements.
Payments Made Under Phantom Units. For any termination of employment for any reason other than a termination by us for cause (as defined above), any vested and outstanding phantom units granted annually to the executive officers pursuant to their employment agreements (including appreciation-only awards) held by any of the executive officers shall be paid in either cash or units pursuant to the terms of the relevant annual phantom unit award agreement, along with a lump sum cash payment of any deferred distribution equivalent rights granted tandem to such phantom units, on the six month anniversary of the officer’s termination of employment, if such a delay would be necessary to avoid the imposition of additional taxes to the executive under Section 409A of the Internal Revenue Code.
Payments Made upon a Change in Control
Under Messrs. Smith, Robert and Pence’s employment agreements, the occurrence of a change in control will entitle each executive officer to a lump sum payment in an amount equal to two times the sum of: (i) such executive officer’s then-current annual base salary, (ii) the annual bonus paid or payable with respect to the calendar year preceding the year in which the change in control occurs, and (iii) the accelerated vesting of any unvested restricted units held by the executive officer, as well as any unvested phantom unit awards and any other awards that are outstanding at the time of the termination of employment that were granted pursuant to the LTIP, such awards to be settled in accordance with the terms and conditions of the LTIP and the applicable individual award. None of our named executive officers is entitled to receive a gross~~-~~ up payment for any potential excise taxes that may be imposed on any change in control payment.
Estimated Payments to Executives
Assuming that a change in control occurred on December 31, 2013 and/or each executive was terminated under each of the above circumstances on December 31, 2013, and the closing price of our units on December 31, 2013 (which was the last trading day of the 2013 fiscal year) was equal to $29.52 per unit, payments and benefits owed to such executives would have an estimated value as set forth in the tables below. Actual payment amounts cannot be determined with any certainty until the termination or change in control event occurs in the future.

Scott W. Smith	Cash Payments (1)	Value of Accelerated Vesting of Equity Awards	Value of Settlement of Awards Upon Triggering Event	Total
Without Cause/for Good Reason	$1,650,000	$1,721,990	$4,751,550	$8,123,540
Change in Control	$2,375,076	$1,721,990	$4,751,550	$8,848,616
Death	$550,000	$1,721,990	$4,751,550	$7,023,540
Disability	$550,000	$1,721,990	$4,751,550	$7,023,540

Richard A. Robert	Cash Payments (1)	Value of Accelerated Vesting of Equity Awards	Value of Settlement of Awards Upon Triggering Event	Total
Without Cause or for Good Reason	$1,350,000	$1,721,990	$2,980,350	$6,052,340
Change in Control	$1,900,060	$1,721,990	$2,980,350	$6,602,400
Death	$450,000	$1,721,990	$2,980,350	$5,152,340
Disability	$450,000	$1,721,990	$2,980,350	$5,152,340

Britt Pence	Cash Payments (1)	Value of Accelerated Vesting of Equity Awards	Value of Settlement of Awards Upon Triggering Event	Total
Without Cause or for Good Reason	$1,155,000	$861,010	$1,535,040	$3,551,050
Change in Control	$1,645,052	$861,010	$1,535,040	$4,041,102
Death	$385,000	$861,010	$1,535,040	$2,781,050
Disability	$385,000	$861,010	$1,535,040	$2,781,050

(1)
Under Messrs. Smith, Robert and Pence’s employment agreements the event of a change of control will entitle each executive officer to a lump sum severance payment of two times such executive officers then current base salary and annual bonus paid or payable with respect to the calendar year preceding the year in which the change of control occurs. For purposes of these tables we have used the value of the annual bonus as well as the non-equity incentive plan compensation award provided to the executives with respect to the 2012 year to calculate the cash severance payment that could have become payable on December 31, 2013.

Non-Competition Provisions
Each executive’s employment agreement contains certain confidentiality, non-solicitation and non-competition provisions. Each executive agrees, during his term of employment and following his termination date, not to disclose the Company’s confidential information. If an executive’s termination is as a result of the executive’s voluntary termination without “good reason” or of a termination by us for “cause,” for a period of sixty days from the date of termination, the executive will not, directly or indirectly:

•
engage in any capacity (i) in any business directly competitive with the business in which we are engaged or (ii) with an entity that is otherwise directly competitive with us within the states in which we do business;

•
perform for any entity engaged in any business directly competitive with the business in which we are engaged any duty the executive has performed for us that involved the executive’s access to, or knowledge or application of, our confidential information;

•
induce or attempt to induce any of our customers, suppliers, licensees or other business relations to cease doing business with us or in any way interfere with the relationship between us and any such customer, supplier, licensee or business relation;

•
induce or attempt to induce any of our customers, suppliers, licensees or other business relations with whom the executive had direct business contact in dealings in the course of his employment with us to cease doing business with us or in any way interfere with the relationship between us and any such customer, supplier, licensee or business relation; or

•	solicit with the purpose of hiring or hire any person who is or, within 180 days after such person ceased to be our employee, was our employee.
Following an executive’s termination as a result of an executive’s voluntary termination without “good reason” or a termination by us for “cause,” the executive may have investments in securities which are issued by an entity involved in or conducting business that is directly competitive with our business, provided that the executive, directly or indirectly, does not own more than 5% of the outstanding equity or voting securities of such an entity. The executive is also not prohibited from owning an interest in any entity which conducts business that is directly competitive with our business if such interest was owned by the executive when the executive’s employment agreement was executed. In both instances, this right exists only to the extent the executive does not have the right to direct the activities of such business entity.
Director Compensation
We use a combination of cash and unit-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting independent director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us, as well as the skill-level required by us of members of our Board of Directors.
Longnecker conducted a review of our independent director compensation practices in October 2012. Using the Peer Group identified above under “—Compensation Discussion and Analysis—The Compensation Setting Process— Role of Compensation Consultant” as a comparison, Longnecker presented the compensation committee with market data regarding annual retainers, equity compensation awards and meeting fees. The compensation committee reviewed the Longnecker director compensation report dated October 2012 and submitted a recommendation to our Board of Directors regarding independent Board of Director compensation for 2013. The Board of Directors unanimously approved an increase to the annual equity award grant from $90,000 worth of restricted units in 2012 to $130,000 worth of phantom units in 2013 to be aligned with the Peer Group median. In addition, the Board of Directors approved the compensation committee’s recommendation to maintain the amount of cash compensation paid to the independent members of our Board of Directors at $15,000 per quarter with an additional $2,500 per quarter for the chairman of the audit committee.
In 2013, each independent member of our Board of Directors received an equity grant under our LTIP of 4,671 phantom units valued at $129,994 at the time of such grant for his service as a member of our Board of Directors for the year. These phantom units become 100% vested on the one year anniversary of the date of grant, provided the director has continuously remained a member of our Board of Directors through that date.
Each member of our Board of Directors is reimbursed for out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees. Each director is fully indemnified by us for actions associated with being a member of our Board of Directors to the extent permitted under Delaware law and as provided in our limited liability company agreement.

2013 Director Summary Compensation Table
The table below summarizes the compensation paid by us to independent directors for the fiscal year ended December 31, 2013.

Name (1)	Fees Earned or Paid in Cash		Unit Awards Cash Value (3)	Total ($)
W. Richard Anderson	$60,000		$129,994	$189,994
John R. McGoldrick	$30,000	(2)	$129,994	$159,994
Bruce W. McCullough	$70,000		$129,994	$199,994
Loren Singletary	$60,000		$129,994	$189,994

(1)	Mr. Smith is not included in this table as he is also an executive officer and received no additional compensation for his service as a director.

(2)
On February 25, 2013 John R. McGoldrick announced that he would not stand for reelection as a director at the 2013 Annual Meeting of Unitholders. Mr. McGoldrick’s resignation date was June 6, 2013. The fees earned by Mr. McGoldrick reflect cash paid through his resignation date.

(3)
Each independent Board member was granted 4,671 phantom units on January 11, 2013 as part of their annual compensation package. These phantom units became 100% vested on the one year anniversary of the date of grant, provided the director continuously remained a member of our Board of Directors through that date. The value reported above reflects the aggregate grant date fair value of restricted unit awards granted in 2013 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. As of December 31, 2013, Messrs. Anderson, McCullough and Singletary each held 4,671 unvested phantom units, which became 100% vested on January 11, 2014. The vesting of Mr. McGoldrick’s 4,671 phantom units granted to him on January 11, 2013 was accelerated, and the phantom units became 100% vested, immediately prior to his resignation date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our units by:

•	each Unitholder known by us to be a beneficial owner of more than 5% of our outstanding units;

•	each of our directors and named executive officers; and

•	our directors and executive officers as a group.
The amounts and percentage of units beneficially owned are reported on the basis of the SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, and/or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.
Percentage of total units beneficially owned is based on 79,902,914 common units outstanding and 420,000 Class B units outstanding. Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address of all of our directors and executive officers is c/o Vanguard Natural Resources, LLC, 5847 San Felipe, Suite 3000, Houston, Texas 77057. Ownership amounts are as of April 4, 2014.

	Common Units Beneficially Owned		Class B Units Beneficially Owned (1)		Total Units Beneficially Owned
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
Scott W. Smith (2)	243,862	*	240,000	57.1%	483,862	*
Richard A. Robert (2)	289,445	*	125,000	29.8%	414,445	*
Britt Pence (2)	100,776	*	50,000	11.9%	150,776	*
W. Richard Anderson	29,063	*	—	—	29,063	*
Bruce W. McCullough	20,063	*	—	—	20,063	*
Loren Singletary	33,063	*	—	—	33,063	*
All directors and executive officers as a group (6 persons)	716,272	*	415,000	98.8%	1,131,272	1.4%

*	Less than 1%.

(1)	There are an additional 40,000 Class B units available to be issued in the future.

(2)	The Class B units have substantially the same rights as the common units and, upon vesting, will become convertible into common units at the election of the holder.

PROPOSAL NO. 2: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that we provide our Unitholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement according to the compensation disclosure rules of the SEC. As described in detail in this proxy statement under “Executive Compensation—Compensation Discussion and Analysis,” we seek to (i) align executives’ interests with the interests of our Unitholders, (ii) motivate executives to achieve specified performance objectives that create Unitholder value , and (iii) attract and retain top talent. Please read “Executive Compensation” for additional details regarding the compensation of our named executive officers beginning on page 14.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers as described in this proxy statement according to the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the compensation committee. If there are significant votes against our named executive officer compensation as disclosed in this proxy statement, the compensation committee will evaluate whether any actions are necessary to address the concerns of Unitholders. In accordance with the preference expressed by the Unitholders at our 2011 annual meeting, the Company intends to hold this vote every three years, and the next vote will occur in 2017.

Vote Required; Recommendation of the Board of Directors

Approval of this proposal requires the affirmative vote of a majority of the units present in person or by proxy at the meeting and entitled to vote.

The text of the resolution to be voted on is as follows:

“RESOLVED, that the Unitholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Unitholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3: RATIFICATION OF BDO USA, LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014
Vote Required; Recommendation of the Board of Directors
Approval of the proposal to ratify BDO USA, LLP as our independent registered public accounting firm for the year 2014 requires the affirmative vote of a majority of the votes cast by holders of our units present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.
Unitholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by our limited liability company agreement or otherwise. We are submitting the selection of BDO USA, LLP to Unitholders for ratification as a matter of good corporate practice. If this selection of auditor is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the Annual Meeting, the audit committee will reconsider its selection of auditor. We are advised that no member of BDO USA, LLP has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of BDO USA, LLP will attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.
On October 14, 2008, the audit committee engaged BDO USA, LLP to be our independent registered public accounting firm to audit our financial statements beginning with the fiscal year ended December 31, 2008.
Audit Fees. Audit Fees represent fees for professional services provided by our principal accountant in connection with the audit of our annual financial statements and of management’s assessment and the effectiveness of internal control over financial reporting included in our Form 10-K, the quarterly reviews of financial statements included in our Form 10-Q filings and other statutory or regulatory filings. For the year ended December 31, 2013, we paid BDO USA, LLP Audit Fees in the amount of $511,090. For the year ended December 31, 2012, we paid BDO USA, LLP Audit Fees in the amount of $595,186.
Audit-Related Fees. Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance by our principal accountant of the audit or review of our financial statements that are not Audit Fees. BDO USA, LLP received fees for audits of acquisition-related financial statements. These fees totaled approximately $1,143 and $47,900 for the years ended December 31, 2013 and December 31, 2012, respectively.
Tax Fees. Tax Fees include professional services performed by our principal accountant for tax compliance, tax advice and tax planning. There were no Tax Fees for the years ended December 31, 2013 or 2012.
All Other Fees. All Other Fees includes the aggregate fees for products and services provided by our principal accountant that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” There were no Other Fees for the years ended December 31, 2013 or 2012.
Audit Committee Pre-Approval Policies and Practices
Our audit committee must pre-approve any audit and permissible non-audit services performed by our independent registered public accounting firm. Additionally, the audit committee has oversight responsibility to ensure the independent registered public accounting firm is not engaged to perform certain enumerated non-audit services, including but not limited to bookkeeping, financial information system design and implementation, appraisal or valuation services, internal audit outsourcing services and legal services. In 2009, the audit committee adopted an audit and non-audit services pre-approval policy, which set forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm must be approved. Pursuant to the policy, the chairman of the audit committee will be delegated the authority to specifically pre-approve services, which pre-approval will subsequently be reviewed with the committee.

SUBMISSION OF UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR NEXT YEAR
Proposals for 2015 Annual Meeting
For inclusion in next year’s proxy statement, any Unitholder who desires to include a proposal in the proxy statement for the 2015 Annual Meeting must deliver it so that it is received on or before January 17, 2015.
For presentation at the next Annual Meeting of Unitholders, pursuant to our limited liability company agreement, any Unitholder who wants to present a proposal at the 2015 Annual Meeting must deliver it so it is received on or before January 17, 2015, but not earlier than December 18, 2014. However, if the date of the 2015 Annual Meeting is changed so that it is more than 30 days earlier or more than 30 days later than June 5, 2015, any such proposals must be delivered not more than 120 days prior to the 2015 Annual Meeting and not less than the later of (1) 90 days prior to the 2015 Annual Meeting or (2) 10 days following the day on which we first publicly announce the date of the 2015 Annual Meeting.
These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a Unitholder must meet in order to have a proposal included in our proxy statement under the rules of the SEC.
Any proposals must be sent, in writing, to our Secretary at Vanguard Natural Resources, LLC, 5847 San Felipe, Suite 3000, Houston, Texas 77057. Proposals will not be accepted by facsimile.
Nominations for 2015 Annual Meeting and for Any Special Meeting
Pursuant to Section 11.13(a) of our limited liability company agreement, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to our Board of Directors may be made at an Annual Meeting of Unitholders only (a) by or at the direction of our Board of Directors or (b) by any Unitholder of our company: (i) who is entitled to vote at the meeting or (ii) who was a record holder of a sufficient number of units as of the record date for such meeting to elect one or more members to our Board of Directors assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of units (or, in the case where such holder holds a sufficient number of units to elect more than one director, such holder votes its units as efficiently as possible for such candidates and such candidates receive no further votes from holders of outstanding units). All nominations, other than those made by or at the direction of our Board of Directors, must be made pursuant to timely notice in writing to our Secretary. With respect to director elections held at our annual meetings, our limited liability company agreement provides that to be timely, a Unitholder’s notice must be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a nomination of any person for election to our Board of Directors to be considered at the 2015 Annual Meeting of Unitholders, it must be properly submitted to our Secretary at 5847 San Felipe, Suite 3000, Houston, Texas 77057, no later than January 17, 2015, but not earlier than December 18, 2014. Our limited liability company agreement also provides that Unitholder nominations of persons for election to our Board of Directors may be made at a special meeting of Unitholders at which directors are to be elected pursuant to our notice of meeting provided Unitholder notice of the nomination is timely. To be timely, a Unitholder’s notice must be delivered to our Secretary not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such meeting.
A Unitholder’s notice to our Secretary must set forth (a) as to each person whom the Unitholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the Unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such Unitholder as they appear on our books and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such Unitholder and such beneficial owner, and (iii) whether either such Unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of units to elect such nominee or nominees.

2013 Annual Report
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to our Secretary at Vanguard Natural Resources, LLC, 5847 San Felipe, Suite 3000, Houston, Texas 77057. It can also be found on our website at www.vnrllc.com.

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Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 05, 2014

VANGUARD NATURAL RESOURCES, LLC

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Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 04, 2014
Date: June 05, 2014 **Time:** 10:30 AM CDT
Location: Vanguard Natural Resources LLC
5847 San Felipe
Suite 3000
Houston, Texas 77057

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We encourage you to access and review all of the important information contained in the proxy materials before voting.

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Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will **NOT** be forwarded to your investment advisor. Please make the request as instructed above on or before May 22, 2014 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "*legal proxy*." To do so, please follow the instructions at *www.proxyvote.com* or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Internal Use Only

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Voting items

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

Nominees

01 W. Richard Anderson 02 Bruce W. McCullough 03 Richard A. Robert 04 Loren Singletary 05 Scott W. Smith

The Board of Directors recommends you vote FOR the following proposal(s):

2. Advisory vote to approve executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Voting Instructions

THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO
BANKS AND BROKERS
AS REQUIRED BY THE NEW YORK STOCK EXCHANGE

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THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE

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